Exhibit 3.3

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

GlassBridge Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is GlassBridge Enterprises, Inc.

2. That a Certificate of Amendment to the Certificate of Incorporation as Amended was filed by the Secretary of State of Delaware on August 20, 2019 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is: The total number of shares authorized to be issued is incorrect.

4. Article FOUR of the Certificate is corrected to read as follows:

“FOUR: A. The total number of shares of all classes of stock which this Corporation shall have authority to issue is 250,000, consisting of 200,000 shares of preferred stock, par value $0.01 per share, and 50,000 shares of common stock, par value $0.01 per share.

Effective at 5:00 p.m. Eastern Time on August 20, 2019 (the “Effective Time”), every two hundred (200) shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall, automatically and without any action on the part of the Corporation or the respective holders thereof, be combined and reclassified into one (1) share of common stock, par value, $0.01 per share of the Corporation (the “New Common Stock”). Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the foregoing combination and reclassification of the Old Common Stock (such combination and reclassification, the “Reverse Stock Split”) and, in lieu thereof, upon receipt at the Effective Time by the Corporation’s transfer agent of a properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stock certificate(s) formerly representing shares of Old Common Stock, any stockholder who would otherwise be entitled to a fractional share of New Common Stock as a result of the Reverse Stock Split, following the Effective Time (after taking into account all fractional shares of New Common Stock otherwise issuable to such stockholder), shall be entitled to receive a cash payment (without interest) equal to the fractional share of New Common Stock to which such stockholder would otherwise be entitled multiplied by the closing sales price of a share of the Corporation’s common stock (as adjusted to give effect to the Reverse Stock Split) on the OTCQB on the trading day immediately preceding the date this Amendment to the Restated Certificate of Incorporation is filed with the Secretary of the State of Delaware. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of New common Stock in which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided however that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined and reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be executed this 21st day of May 2020

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	CEO